Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of November 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of November 2004.

Operational Statistics for the month of November 2004 and the comparative figures for the previous month are as follows:

	November 2004	October 2004

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	83.381 million	82.476 million
— Post-paid Subscribers	42.464 million	42.067 million
— Pre-paid Subscribers	40.917 million	40.409 million
Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	10.811 million	9.906 million
— Post-paid Subscribers	2.901 million	2.505 million
— Pre-paid Subscribers	7.910 million	7.401 million
Aggregated Number of CDMA Cellular Service Subscribers	27.168 million	26.518 million
— Post-paid Subscribers	25.251 million	24.603 million
— Pre-paid Subscribers	1.917 million	1.915 million
Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	8.223 million	7.573 million
— Post-paid Subscribers	7.271 million	6.623 million
— Pre-paid Subscribers	0.952 million	0.950 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	9.1750 billion	8.2897 billion
— Domestic Long Distance	9.0306 billion	8.1579 billion
— International, Hong Kong, Macau & Taiwan Long-Distance	0.1444 billion	0.1318 billion
Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	12.3804 billion	10.9342 billion
— Domestic Long Distance	12.2509 billion	10.8178 billion
— International, Hong Kong, Macau & Taiwan Long-Distance	0.1295 billion	0.1164 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	13.576 million	13.484 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of October 2004 and November 2004 are aggregated data reported at 24:00 on 31 October 2004 and 30 November 2004 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of November 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 30 November 2004 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of October and November 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and
Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw
(Alternate Director to Craig O. McCaw: C. James Judson)
and Cheung Wing Lam, Linus

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 17 December 2004